Exhibit 99.1

April 9, 2015

Via Hand-Delivery

Audrey Bold

Subject: Resignation, Transition and Separation Agreement

Dear Audrey:

This correspondence serves as confirmation of your notice of resignation as Energy Recovery Inc.’s (“Energy Recovery” or the “Company”) Chief Marketing Officer, effective April 10, 2015 (the “Separation Date”).

Further, Subject to you executing the Release attached hereto as Exhibit A, given your long-term employment, the Company and you (the “Parties”) desire to end the employment relationship in a positive and constructive manner, without any disagreements or disputes, and, thus, the Parties have agreed on the following terms concerning your separation in this Transition and Separation Agreement. Accordingly, in consideration of the mutual promises, covenants and agreements herein contained, the adequacy and sufficiency of which are hereby acknowledged and confessed, the undersigned parties do hereby agree as follows:

1.	Severance:

You will receive salary continuation benefits (“Severance”) during a six-month transition period beginning April 13, 2015 (the “Transition Period”). The Severance shall be paid in consecutive bi-weekly installments when the Company normally issues its payroll checks. The Severance will begin on the first regular payroll date following expiration of the Revocation Period specified in the Release Agreement referenced in Paragraph 9 of this Agreement (without you revoking the Release Agreement) or your compliance with Paragraph 3 of this Agreement, whichever shall occur later, but in all cases will equal in gross six (6) months of paid salary at your present rate as of the Separation Date. Severance payments are subject to normal withholdings for taxes and applicable deductions including your regular portion of medical benefits deductions. Severance payments will continue to be made by automatic deposit to your designated bank account.

2.	Transition Period

During the Transition Period, you will make yourself readily available (but for no more than 8 hours per week) to support the needs of the Company as necessary by:

●	Providing complete access to you and full cooperation with any internal investigation.

1717 Doolittle Drive San Leandro California 94577 United States	Office: +1.510.303.3691 Fax: +1.510.943.3778 info@energyrecovery.com energyrecovery.com

Audrey Bold

Resignation, and Transition

and Separation Agreement

Page - 2

●	Providing complete access and full cooperation with Company’s auditors regarding reporting obligations for which the Company believes you may have material information or knowledge.

●

You will not hold yourself out as an employee or agent of Company, participate in calls or meetings with employees, current or potential customers, current or potential investors, press or others unless expressly authorized to do so in writing by the Company’s CEO or Chairman of the Board.

3.	Return of Property

You consent to and will return to the Company all of its property, without retaining or forwarding copies (actual or electronically stored), including, but not limited to, cellular telephones (immediately), keys (immediately), parking passes (immediately), credit cards (immediately), and any and all financial data, computer files, computer hardware, computer software and related materials, back-up tapes, records, notes, documents, forms, manuals, instructions, lists, programs, or other electronic, written or printed material (including any and all copies made at any time whatsoever) in your possession or control which pertain to the business of the Company or any other item which constitutes property of the Company. Unless designated “immediately,” which shall be returned on April 9, 2015, you agree to return such property no later than April 30, 2015. You agree not to retain any such property in any form, and not to give copies of such property to any other person.

4.	Unused Accrued Vacation Hours

Company will pay you your unused vacation consistent with California law as of April 10, 2015. You will not be entitled to accrue further vacation hours during the transition period.

5.	Medical and Health Benefits

Company will pay the Company’s portion of your health insurance premium payments through the Transition Period. Thereafter, the Company will issue a notice pertaining to your eligibility for continued benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended, 29 U.S.C. § 623 et seq. (“COBRA”). If you wish to maintain COBRA coverage, you shall be responsible for making the full premium payments pursuant to COBRA.

6.	Stock Option Grants

Options previously granted to you will continue to vest consistent with the 2008 Plan and the Stock Option Agreement up to and through the end of the transition period, which shall be October 12, 2015, after which you will have ninety (90) days in which to exercise any vested options. After ninety (90) days, any vested but unexercised options will be forfeited.

7.	Mutual Non-Disparagement

Neither you nor Energy Recovery now or at any time in the future will make any derogatory or disparaging comments about the other including as it relates to the Company, its past or present officers, directors, managers or employees, products or solution offerings. The foregoing shall not be violated by truthful statements in connection with: required internal investigations; cooperation with Company auditors, or; governmental testimony or filings, or judicial, administrative or arbitral proceedings when compelled to do so by subpoena, regulation or court order.

Audrey Bold

Resignation, and Transition

and Separation Agreement

Page - 3

8.	Proprietary and Confidential Information

You acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, customers, plans, designs and other valuable confidential information. You agree not to disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

9.	Release

To be entitled to the Severance and other benefits offered by Company herein, you must execute the Release Agreement, attached hereto as Exhibit A for your review. Upon execution of the Release Agreement, this Transition and Separation agreement will be incorporated by reference into the Release Agreement.

10.	Governing Law

This Transition and Separation Agreement as well as the Release Agreement shall be governed construed, and enforced in accordance with the laws of the State of California, without regard to its conflict of laws rules.

Please return the executed Transition and Separation Agreement and Release Agreement to my attention by no later than April 30, 2015. If you fail to execute and return the Transition and Separation Agreement and Release Agreement by April 30, 2015, the Company shall be under no obligation to provide the consideration promised herein, including the Severance, salary/benefits continuation, and additional vesting period.

Sincerely,

/s/ Andrew B. Stroud

Andrew B. Stroud, Jr.

Vice President, Human Resources

Energy Recovery, Inc.

Acknowledged and agreed:

____________________________

Audrey Bold